October 28, 2019 Mr. Mandar Ranade rmandaar@hotmail.com Dear Mandar, I am pleased to confirm our offer of employment with Kewaunee Scientific Corporation as our Vice President of Information Technology, reporting to Tom Hull, President and CEO. In this position, your starting salary will be $17,500 monthly ($210,000.00 annualized). Following our normal practices, this offer is made contingent upon your passing a pre-employment drug test and background screen. In addition to your salary, we offer an attractive benefits package, which includes a health care program, dental plan, life insurance, disability income program, 401(k) retirement savings plan, flexible spending accounts, on-site Nurse Practitioner program, as well as other benefits provided to full-time Associates. A copy of the salaried fringe benefit document is attached for your reference. If you should have any questions concerning the fringe benefits, please feel free to contact me. We are also delighted to offer you extended benefits based on your role in the organization over and above our standard benefits package. These benefits include participation in our annual cash bonus program at a rate of 30% of your annual salary, participation in our long term equity incentive program at a rate of 30% of your annual salary and participation in the Company’s 409(a) deferred compensation program. You will also be entitled to four weeks of vacation upon hire. We also are delighted to offer you a sign-on bonus of $70,000 payable 30 days after your start date as well as assistance with relocation as outlined in a separate document. Pre-employment Requirements As mentioned above, your employment is contingent upon fulfilling a pre-employment drug screen and background check. Pursuant to the Immigration and Nationality Act, our Company is required to verify the identity and employment authorization of all new hires. In order to comply with this legal obligation, we must complete an Employment Eligibility Verification Form (I-9) within your first three days of hire. Kewaunee also participates in the E-Verify program. Please call me if you have any questions regarding our employment authorization process. You will also be required to read and sign the acknowledgements for the following documents and policies:  Kewaunee Associate Handbook Acknowledgement and Agreement  Agreement Concerning Employee Inventions and Confidential Information  Alcohol-Free and Drug-Free Workplace Policy Acknowledgement Form  Conflict of Interest Policy  Policy on Sensitive Payments  Standards of Conduct and Corrective Actions P. O. BOX 1842, STATESVILLE, NORTH CAROLINA 28687-1842 ● 2700 WEST FRONT STREET, STATESVILLE, NORTH CAROLINA 28677-2927 PHONE 704-873-7202 ● FAX 704-873-1275

Mr. Ranade Page 2 Pay Schedule Kewaunee exempt Associates are paid on a monthly schedule, the last day of the month. Direct deposit of your payroll check is required; please bring a voided check with you on your start date. Hours and Holiday Schedule Corporate Office hours in Statesville, NC are 8:00 a.m. – 5:00 p.m. Your normal work schedule will be Monday through Friday 8:00 a.m. – 5:00 p.m. Due to the nature of your position, you will be required to work additional hours. A holiday schedule is enclosed for your reference. Associate Handbook You will be provided a copy of the Kewaunee Associate Handbook. It is your responsibility to familiarize yourself with the policies and procedures that apply to you as an Associate of Kewaunee. Mandar, we think this is a very comprehensive and competitive offer, reflecting our opinion of your potential in our Company. We believe that you could make a great contribution to our Company, have fun, and enjoy real personal growth in the years ahead. Should you have any questions concerning this offer, please call me. Please confirm your acceptance by signing a copy of this letter, indicating your start date, and return it to my attention. We appreciate your response within five business days or sooner. Best Regards, Elizabeth Phillips, SPHR, SHRM-SCP Vice President of Human Resources Enclosures Copy to: Tom Hull, President and CEO Personnel File I, Mandar Ranade, accept the terms and conditions of this offer, and I will report to work on __________________________, 2019. Signed ________________________________________ _______________________________10/29/2019 Mandar Ranade Date

October 28, 2019 Mr. Mandar Ranade rmandaar@hotmail.com Dear Mandar, We hope that you are excited about our offer of employment and that the relocation assistance described below will be helpful as you are considering your decision. As a result of relocation, Kewaunee Scientific Corporation will provide assistance with relocation expenses acquired during your move from Milwaukee, Wisconsin to a location closer to Statesville / Charlotte, N.C. As part of our offering, we are extending an amount of $30,000 (net) for your moving and relocation expenses. Your relocation expenses can include transportation costs, the move of household goods, realtor fees, etc., The amount will be paid as needed. Additional Relocation Benefits In further consideration of your move closer to Statesville we are offering temporary housing allowance of $2,000 per month maximum for up to 6 months. We can provide recommendations and assist you with this process. Additionally, to ease your transition and knowing that your family will not be moving until the spring, 2020, we are offering an allowance of 2 trips per month to Wisconsin for up to 6 months. Repayment Provision Should you voluntarily resign, or be terminated for cause from the company within the first three years, we would be entitled to recoup monies paid to you relating to moving expenses. The pay back would be proportionate to the time worked and you would assume 1/3 of the costs for each year short of the three years completion. If you have any questions regarding the relocation reimbursement arrangement described please let me know. We hope that you are pleased with this arrangement and that it eases the challenges of relocating. Sincerely, Elizabeth D. Phillips, Vice President, Human Resources